                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                -----------------

                                  Schedule 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                         Madison Bancshares Group, Ltd.
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                                (Name of Issuer)


                     Common Stock, $1.00 par value per share
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                         (Title of Class of Securities)


                                    556596104
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                                 (CUSIP Number)


                                  June 28, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]      Rule 13d - 1(b)
                           [X]      Rule 13d - 1(c)
                           [ ]      Rule 13d - 1(d)

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CUSIP No. 556596104                      13G                Page 2 of 6 Pages

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   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS (ENTITIES ONLY)


           Vito A. DeLisi
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   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


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   3       SEC USE ONLY


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   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
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                             5      SOLE VOTING POWER


       NUMBER OF                           135,312
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH
       REPORTING                             -0-
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER


                                             135,312
                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER


                                           -0-
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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                     135,312
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      6.61%
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   12      TYPE OF REPORTING PERSON*

                                       IN
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                      * SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 556596104                      13G                Page 3 of 6 Pages

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Item 1(a).        Name of Issuer:

                  Madison Bancshares Group, Ltd.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Madison Bank Building, 1767 Sentry Parkway West, Blue Bell, PA 19422

Item 2(a).        Name of Person Filing:

                  Vito A. DeLisi

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o Madison Bank Building, 1767 Sentry Parkway West, Blue Bell, PA 19422

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, $1.00 par value per share, of the Company ("Common Stock")

Item 2(e).        CUSIP Number:

                  556596104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act;
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act;
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act;
                  (e) [ ] An investment adviser in accordance with Rule
                          13-d(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act;
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

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CUSIP No. 556596104                      13G                Page 4 of 6 Pages

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Item 4.           Ownership.

                  (a)      Amount beneficially owned:

                           135,312

                  (b)      Percent of Class:

                           6.61%

                  (c)      Number of shares to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    135,312

                           (ii)     Shared power to vote or to direct the vote:

                                    0

                           (iii) Sole power to dispose or to direct the disposition of:

                                    135,312

                           (iv) Shared power to dispose or direct the disposition of:

                                    0


Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

                  Not applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable

Item 9.           Notice of Dissolution of a Group.

                  Not applicable

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CUSIP No. 556596104                      13G                Page 5 of 6 Pages

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Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 556596104                      13G                Page 6 of 6 Pages

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                                    SIGNATURE
                                    ---------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Date:
                                                --------------------------------





                                                By:
                                                   -----------------------------
                                                      Name: Vito A. DeLisi